Exhibit 99.1

NEWS RELEASE

Investor Contact:	Media Contact:
James R. Lance	Tracy Royal
Vice President, Corporate Finance and Investor Relations	Vice President, Communications and Events
(212) 720-4600	(212) 720-3700

FOOT LOCKER, INC. ANNOUNCES $100M STRATEGIC INVESTMENT IN GOAT GROUP

NEW YORK (Feb. 7, 2019) — Foot Locker, Inc. (NYSE: FL) (“Foot Locker”) announced today that it is making a $100M strategic minority investment through its subsidiary in 1661, Inc., d/b/a GOAT, a managed marketplace for authentic sneakers operating the GOAT and Flight Club brands (“GOAT Group”).

Over time, Foot Locker and GOAT Group will combine efforts across digital and physical retail platforms to create exclusive customer experiences. The power of Foot Locker’s global footprint and GOAT Group’s digital capabilities will enable the two companies to provide an unmatched experience and elevate customer engagement across the entire sneaker industry. The investment is also expected to help accelerate GOAT Group’s global operations, expanding its omnichannel experience and innovative technologies.

“At Foot Locker we are constantly looking at new ways to elevate our customer experience and bring sneaker and youth culture to people around the world,” said Richard Johnson, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “We are excited to leverage GOAT Group’s technology to further innovate the sneaker buying experience and utilize their best-in-class online marketplace to help meet the ever-growing global demand for the latest product. Together, Foot Locker and GOAT Group’s shared commitment to trust and authenticity in the sneaker industry will provide consumers with unparalleled experiences and diversified offerings.”

“In 2015, we pioneered the ship-to-verify model with a mission to bring a seamless and safe customer experience to the secondary sneaker market,” said Eddy Lu, co-founder and Chief Executive Officer of GOAT Group. “With over 3,000 retail locations, Foot Locker will support our primarily digital presence with physical access points worldwide, bringing more value to our community of buyers and sellers. Having Foot Locker as a strategic partner will also expand our business as we continue to scale our operations both domestically and internationally.”

Scott Martin, Foot Locker, Inc.’s Senior Vice President – Strategy and Store Development, will join GOAT Group’s Board of Directors. This announcement follows Foot Locker’s recent investments in innovative, digital-first companies including leading women’s luxury activewear brand Carbon38, tactical play and children’s lifestyle brand Super Heroic, and footwear design academy PENSOLE.

Foot Locker’s investment will bring the total raised by GOAT Group to $197.6M since it was founded in 2015.

Foot Locker, Inc. 330 West 34th Street, New York, NY 10001

About Foot Locker, Inc.:

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 3,220 stores in 27 countries in North America, Europe, Asia, Australia, and New Zealand. Through its Foot Locker, Kids Foot Locker, Lady Foot Locker, Champs Sports, Footaction, Runners Point, Sidestep, and SIX:02 retail stores, as well as its direct-to-customer channels, including Eastbay.com, the Company is a leading provider of athletic footwear and apparel.

About GOAT Group:

GOAT Group is a managed marketplace for authentic sneakers. Its brands offer the greatest selection of sneakers available through company-operated retail stores, e-commerce sites and mobile apps under the GOAT and Flight Club brands. Through its innovative technology and service, GOAT Group has changed the landscape of sneaker commerce and has quickly become the world’s most trusted source to discover, buy, and sell authentic sneakers.

Additional information may be found at https://www.footlocker-inc.com

GOAT Group Media Contact: press@goat.com

GOAT Group Website: https://www.goatgroup.com

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